UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2018

AmeriGas Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 610 337-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following disclosure is responsive to Items 5.02(b), (c), (d) and (e).

On September 17, 2018, AmeriGas Propane, Inc. (the “General Partner”), the general partner of AmeriGas Partners, L.P. (“AmeriGas Partners”), and the General Partner’s parent, UGI Corporation (“UGI”), announced the departure of Jerry E. Sheridan from the position of President and Chief Executive Officer of the General Partner and the appointment of Hugh J. Gallagher, currently the General Partner’s Vice President – Finance and Chief Financial Officer, as Mr. Sheridan’s successor, effective September 18, 2018. Mr. Gallagher will also be an executive officer of UGI. In addition, Mr. Sheridan resigned as a member of the General Partner’s Board of Directors effective September 18, 2018. Mr. Sheridan will remain an employee of the General Partner until January 2019 to assist with the transition. Discussions regarding Mr. Sheridan’s compensatory arrangements are ongoing.

Mr. Gallagher, age 55, has held the position of Vice President – Finance and Chief Financial Officer since May 2013. Since joining UGI in 1990, Mr. Gallagher has served both UGI and AmeriGas in various finance, accounting and operations roles, including as Treasurer, Director of Treasury Services and Investor Relations, Director – Business Development and Director – Financial Planning and Analysis.

UGI’s Chief Financial Officer, Ted J. Jastrzebski, will serve as the General Partner’s principal financial officer on an interim basis until Mr. Gallagher’s successor is named. Mr. Jastrzebski, age 57, joined UGI as Chief Financial Officer in May 2018. Mr. Jastrzebski served as Executive Vice President and Chief Financial Officer of Qurate Retail Group (formerly known as the QVC Group of Companies), one of the largest video and eCommerce retailers in the world comprised of QVC, HSN, Cornerstone Brands, and Zulily, from 2013 to 2018. Prior to joining Qurate, Mr. Jastrzebski served in various positions at The Hershey Company from 2004 to 2013, including as Senior Vice President and President, Hershey Americas from 2011 to 2013, Senior Vice President and President, Hershey International from 2007 to 2010, and Vice President, Finance, Hershey International from 2004 to 2007. Mr. Jastrzebski will not receive additional compensation for his service as the General Partner’s interim principal financial officer.

In addition, UGI announced the appointment of Roger Perreault, age 54, to the newly created position of Executive Vice President, Global LPG, effective October 1, 2018. In his new role, Mr. Perreault will be responsible for UGI’s LPG distribution businesses, conducted through AmeriGas Propane, L.P. and UGI International, LLC and each of their subsidiaries and will become an executive officer of the General Partner. Mr. Perreault will continue to serve as President of UGI International, LLC, a role that he has held since November 2015. Mr. Perreault spent 21 years with Air Liquide, serving in various leadership positions from 2008 to 2014, including in a global role as President, Large Industries with international responsibilities and, prior to that, in a role with responsibility for Air Liquide’s North American large industries business.

In connection with Mr. Gallagher’s role as President and Chief Executive Officer, the General Partner has agreed to pay Mr. Gallagher an annual base salary of $460,000. In addition, Mr. Gallagher will continue to participate in the General Partner’s annual bonus plan and his target annual bonus plan opportunity, as a percentage of annual base salary, will be 75%.

Mr. Gallagher also will continue to participate in the General Partner’s and UGI’s equity compensation plans, as well as the General Partner’s benefit plans, including the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“SERP”) and the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (“Severance Plan”). Additionally, pursuant to a change in control agreement, the General Partner will provide Mr. Gallagher with cash benefits (“Benefits”) if the General Partner terminates his employment without cause or if he terminates employment for good reason at any time within two years following a change in control of the General Partner, AmeriGas Partners, or UGI Corporation. Benefits under his change in control agreement will be equal to 2.5 times his annual base salary plus annual bonus. In order to receive benefits under the Severance Plan or his change in control agreement, Mr. Gallagher is required to execute a release discharging the General Partner and its subsidiaries and affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due him under any plan, program, or contract provided by or entered into with the General Partner or its subsidiaries. Descriptions of the General Partner’s change in control agreements, SERP and Severance Plan are included in Item 11, Executive Compensation, of AmeriGas Partners’ Annual Report on Form 10-K. In connection with his promotion, Mr. Gallagher will also be required to enter into a new Confidentiality and Post-Employment Agreement with the General Partner.

A copy of the General Partner’s press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Description of oral employment at-will arrangement between AmeriGas Propane, Inc. and Mr. Hugh J. Gallagher.

99.1	Press Release of AmeriGas Propane, Inc. dated September 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

September 18, 2018	By:	/s/ Monica M. Gaudiosi
		Name:	Monica M. Gaudiosi
		Title:	Vice President and General Counsel, Secretary of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P.